Exhibit 10.61

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 28th day of July, 2010 (the “Effective Date”) by and between ACG CONSULTING, LLC, a Delaware limited liability company, (the “Consultant”) and NORTH BAY RESOURCES, INC., a Delaware corporation (the “Client”) (Client and Consultant collectively the “Parties”).

RECITALS

A. Consultant is a limited liability company organized for the purposes, inter alia, of developing and providing economic research and consultation services to the public. Consultant possesses specialized expertise (the “Consultant’s Specialized Expertise”) in the employment based EB‐5 visa program administered by the United States Citizenship and Immigration Services (“USCIS”) under the Immigration Act of 1990, as amended (the “EB‐5 Program”). CONSULTANT (i) IS NOT A BROKER/DEALER, (ii) DOES NOT RAISE CAPITAL, AND (iii) DOES NOT PROVIDE LEGAL SERVICES OR LEGAL ADVICE.

B. Client is a for profit corporation organized for the purposes, inter alia, of acquiring, developing, and exploiting natural resource properties with extensive reserves of precious metals, including gold, silver, platinum, and palladium, as well as base metals, including copper, zinc, lead, molybdenum, etc. in the United States of America (the “U.S.”) and Canada. Client possesses specialized expertise (the “Client’s Specialized Expertise”) in evaluating, acquiring, developing, and exploiting natural resource properties. Client is desirous acquiring and operating the Ruby Mine located in Sierra County, California. The Ruby Mine is a placer drift mine, which features a system of gold‐bearing Tertiary channels that have produced desirable coarse jewelry gold and impressive specimen nuggets since the 1800's and is considered to be the largest channel mines of modern times (the “Proposed Project”).

C. Client wishes to engage Consultant to provide certain consulting services, advice, and assistance in obtaining EB‐5 Financing in the amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) for the Proposed Project under the EB‐5 Program from foreign nationals via subscription of foreign nationals to securities (“Securities”) which will be offered and sold only to persons who are not citizens of the U.S. and who are physically located outside the U.S. in reliance upon Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”).

D. Client wishes to obtain approval of USCIS for the designation of a regional center under the EB‐5 Program that would include as its geographical area the following counties within the state of California: Amador; Butte; Calaveras; El Dorado; Mariposa, Nevada; Placer; Sacramento; Sierra; Tuolumne; Plumas; and Yuba through which regional center Client proposes to obtain EB‐5 Financing to facilitate the development and operation of the Proposed Project (the “Regional Center”). Client further wishes to seek preapproval of the Proposed Project from USCIS upon obtaining approval by USCIS of the Regional Center.

E. Consultant is desirous of providing such consulting services, advice, and assistance to Client in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be bound legally, do hereby covenant and agree as follows:

1. Defined Words and Phrases. Defined words and phrases are in italics the first time they appear and when they are defined. Except as otherwise specified, definitions are contained in Section 20 hereof.

2. Consulting Services. With the full cooperation of Client and to the extent Consultant deems necessary, appropriate, and/or feasible, in Consultant’s sole discretion, Consultant agrees to familiarize itself with the business, operations, properties, financial condition, and prospects of obtaining EB‐5 Financing for the Proposed Project.

Consultant agrees to provide the following consulting services, advice, and assistance (the “Consulting Services”) to Client:

2.1 Advice, Counsel and Assistance. Consultant agrees to provide advice, counsel, and assistance to Client that is directed toward the goal of obtaining EB‐5 Financing for the Proposed Project under the EB‐5 Program. Such advice, counsel, and assistance, in cooperation with Client, includes, inter alia, the following:

2.1.1 the filing of an application with USCIS for the creation of the Regional Center under the EB‐5 Program through a to‐be‐formed special purpose entity ”, which will be owned Forty Nine percent (49%) by Client and Fifty One percent (51%) by Consultant. It being understood and agreed that the Regional Center, when approved by USCIS, will serve as a legal vehicle through which Client can solicit investments from foreign nationals under the EB‐5 Program in reliance upon Regulation S to provide EB‐5 Financing for the Proposed Project;

2.1.2 upon obtaining approval of the Regional Center by USCIS, the filing by Consultant, on behalf of Client, of a written request seeking USCIS’s preapproval of the Proposed Project and its recognition that the Proposed Project can reasonably be expected to create ten full‐time direct, indirect, and/or induced jobs within a “reasonable time” period for each investment made by each foreign investor in compliance with the EB‐5 Program;

2.1.3 on behalf of Client, retaining the services of legal professionals and economists relative to the inclusion of the Proposed Project in the filing of the application for approval of the Regional Center and the pre‐approval of the Proposed Project under the EB‐5 Program;

2.1.4 on behalf of Client, retaining and engaging the services of securities attorneys for the preparation of the requisite private placement memoranda and exhibits thereto so that the Securities may be offered to foreign nationals outside the United States under the EB‐5 Program;

2.1.5 on behalf of Client, obtaining all econometric impact studies and reports and legal documents that will be included in Consultant’s application for USCIS’ approval of the Regional Center as they relate to the Proposed Project;

2.1.6 making commercially reasonable efforts to assist Client in the introduction to, and engagement of, foreign immigration brokers, finders, and legal professionals through the Regional Center to raise capital for the Proposed Project via subscription of foreign nationals to the Securities under the Securities Act and the EB‐5 Program; and

2.1.7 assisting with the execution of a marketing strategy plan and a comprehensive budget directed toward Client’s successful solicitation of purchasers of the Securities by foreign nationals physically located outside the United States.

2.2 Confidential Private Placement Memoranda. Upon obtaining approval of the Regional Center by USCIS, Consultant on behalf of Client and at Client’s request, will cause to be prepared, various complete EB‐5 compliant confidential private placement memoranda (the “Memoranda” and each a “Memorandum”), in order to offer and sell Securities through the Regional Center only to non‐U.S. persons in reliance upon Regulation S, directed toward raising investment capital under the EB‐5 Program from foreign nationals outside the United States through foreign immigration brokers, finders, and legal professionals under the EB‐5 Program. Each Memorandum will describe Client’s Proposed Project, its operations, properties, financial condition, and prospects of the development of Proposed Project.

With respect to any Memorandum prepared pursuant to this Agreement, the Parties acknowledge and agree as follows:

2.2.1 each Memorandum, in so far as it describes the Proposed Project and Client, shall be based entirely upon information supplied by Client, and Client hereby warrants and represents that the information supplied by Client, or pertaining to Client, shall be complete and accurate in all material respects, shall not be misleading, and shall not violate the anti‐fraud provisions of the Securities Act;

2.2.2 from time to time, Client agrees to furnish Consultant with such additional information about Client and the Proposed Project, its operations, business and financial condition such that the information about Client contained in the Memorandum shall at all times continue to be complete and accurate in all material respects, shall not be misleading, and shall not violate the anti‐fraud provisions of the Securities Act;

2.2.3 Consultant under any circumstance shall not be deemed to have been responsible for the accuracy and/or the completeness of any Memorandum in so far as it describes the Proposed Project and/or Client; and

2.2.4 any Memorandum, when completed, shall not be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without the prior written consent of Consultant;

2.3 Marketing Budget: Consultant and Client agree as follows regarding the marketing services to be provided by Consultant:

2.3.1 the Parties hereby approve the initial marketing budget (the “Initial Marketing Budget”) set forth in Exhibit A attached hereto and incorporated herein by reference. The Parties further acknowledge that the Initial Marketing Budget represents the agreement of the Parties with respect to the amount of its funding and the items for which the funds will be expended. Client agrees to fund the Initial Marketing Budget in an amount of not less than ONE HUNDRED TEN THOUSAND AND NO/100 DOLLARS ($110,000.00), which funding amount shall become due and payable in increments as follows: (i) a first payment in the amount of FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) shall become due and payable upon the occurrence of any successful raise of EB‐5 Financing; (ii) a second payment in the amount of FORTY THOUSAND AND NO/100 DOLLARS ($40,000.00) shall become due and payable within thirty (30) days from the date on which the first payment is due to be paid; and (iii) a third payment in the amount of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00) shall become due and payable within sixty (60) days from the date on which the first payment is due to be paid. The Initial Marketing Budget may be revised from time to time by written agreement of the Parties in the event the Initial Marketing Budget proves to be insufficient to pay the costs and expenses of the preparation of the Memoranda and the marketing of the Securities; and

2.3.2 the Parties acknowledge and agree (i) that the Securities will be offered and sold only to non‐U.S. persons who are physically located outside the United States, and (ii) not to commit any act that would place in jeopardy the reliance upon Regulation S or would otherwise violate the laws of the United States or any other relevant foreign jurisdiction when marketing the Securities.

2.4 Due Diligence. Consultant may, but shall not be required to, undertake due diligence with respect to the proposed financial and business transactions involving Client and the Proposed Project, including investigation and advice relating to the EB‐5 Program or other financial programs for the benefit of Client.

2.5 Additional Services. Consultant may provide such further and additional services as are necessary to fulfill its engagement as may be mutually agreed upon in writing by the Parties.

2.6 Commercially Reasonable Efforts. Consultant represents and warrants that it will devote such time and commercially reasonable efforts as may be reasonably necessary to perform the services of Consultant under this Agreement. CLIENT EXPRESSLY ACKNOWLEDGES AND AGREES THAT CONSULTANT DOES NOT IN ANY MANNER WHATSOEVER GUARANTEE A POSITIVE RESULT CONCERNING (i) THE APPROVAL OF THE HEREIN CONTEMPLATED APPLICATION TO BE DESIGNATED AS A REGIONAL CENTER BY USCIS UNDER THE EB‐5 PROGRAM; (ii) THE INVESTMENT BY FOREIGN NATIONALS OF CAPITAL INTO THE PROPOSED PROJECT UNDER THE EB‐5 PROGRAM, AND (iii) THE SUCCESSFUL CONSUMMATION OF ANY RAISE OF CAPITAL THROUGH THE SALE OF THE SECURITIES UNDER THE EB‐5 PROGRAM.

2.7 Limitation of Services.

2.7.1 It is expressly acknowledged that Consultant has not agreed with Client, in this Agreement or in any other agreement, verbal or written, to offer or sell any security, or be a market‐maker or securities dealer in the offering of any security.

2.7.2 Any Compensation paid to Consultant under this Agreement is not, and shall not be construed as, compensation for the offer or sale of any security or for the purpose of making a market or acting as a dealer with respect to any offering of a security, or for the submission of an application to offer or make a market in any security.

2.7.3 Notwithstanding anything contained herein to the contrary, nothing hereunder shall obligate Consultant to make any minimum number of introductions of foreign immigration brokers, finders, and legal professionals to Client.

2.8 Exclusive Right to Provide Consulting Services. Client hereby grants to Consultant the exclusive right to provide the Consulting Services to Client for the Proposed Project, thereby enabling Consultant to receive the benefit of its bargain under this Agreement, subject only to Client, through the Regional Center, achieving the milestones of success in obtaining EB‐5 funds from the sale of the Securities as set forth in Exhibit B attached hereto and incorporated herein by reference.

If at any time during the Term of this Agreement, Client pursues any EB‐5 funding for any project that is similar to the business of the Proposed Project, Consultant shall have the exclusive right, but not the obligation, to provide similar consulting services to Client for reasonable compensation under similar terms and conditions set forth in this Agreement for the Proposed Project. In the event Client chooses to pursue any EB‐5 funding for any project that is similar to the business of the Proposed Project, Client shall immediately give Consultant written notice of such action, whereupon Consultant shall have ten (10) Business Days in which to give Client written notice that Consultant is either (i) exercising its exclusive right to provide similar consulting services to Client for reasonable compensation under similar terms and conditions set forth in this Agreement for the Proposed Project, or (ii) declining to exercise its rights to provide similar consulting services to Client for reasonable compensation under similar terms and conditions set forth in this Agreement for the Proposed Project.

3. Term. The term of this Agreement shall be for ten (10) years commencing on the Effective Date hereof and terminating at twelve o’clock midnight on the day and date which is one day prior to the tenth (10th) anniversary hereof. Thereafter, this Agreement may be renewed for subsequent terms upon the written agreement of the Parties.

4. Reimbursement and Compensation. As a material consideration for Consultant to incur the obligations of Consultant under this Agreement and as a material inducement for Consultant to execute and perform its obligations under this Agreement, Client hereby agrees to compensate and reimburse Consultant as follows:

4.1 Reimbursement for Initial Expenses. Upon Consultant filing an application with USCIS seeking such agency’s approval of the Regional Center, Client shall promptly reimburse Consultant for the initial expenses (the “Initial Expenses”) incurred by Consultant on behalf of Client in obtaining the USCIS required econometric impact studies, reports and legal documents relating only to the Proposed Project, including the preparation of the initial Memoranda. The total amount of such reimbursements of the Initial Expenses referenced in this Section 4.1; Section 2.1.3; Section 2.1.4; and Section 2.1.5 of this Agreement shall not exceed the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in aggregate and shall be reimbursed upon Consultant filing an application with USCIS seeking such agency’s approval of the Regional Center or in the alternative Client may execute and deliver to Consultant, under terms and conditions acceptable to Consultant, in its sole discretion, a convertible debenture (the “Debenture”) in favor of Consultant in the principal amount of FIFTY THOUSAND AND

NO/100 DOLLARS ($50,000.00). The Debenture shall bear interest at the rate of Eight Percent (8%) and shall be applied to the principal amount of the Debenture. ACG shall have the right at its election from the date upon which the application is filed with USCIS for approval of the Regional Center and thereafter at any time to convert all or part of the outstanding and unpaid Cash Portion of the Compensation and accrued interest into shares of fully paid and non‐assessable shares of common stock of NBR (as such stock exists on the date of issuance of the Debenture, or any shares of capital stock of NBR into which such stock is hereafter changed or reclassified as common stock) (the “Common Stock”) as per the following conversion formula: The number of shares issued through conversion is equal to the conversion amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) divided by the prevailing market price on the date of conversion. As of the Effective Date of this Agreement and for the remaining period during which the conversion right exists, NBR shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Debenture. NBR represents that upon issuance, such shares will be duly and validly issued, fully paid and non‐assessable. NBR agrees that the Debenture will, at issuance, constitute full authority of its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of the Debenture.

The Parties agree that upon Consultant filing an application with USCIS seeking such agency’s approval of the Regional Center said reimbursement of the Initial Expenses shall be deemed to be due and payable to Consultant under any circumstance. If for any reason, or no reason, Client fails to pay, or cause to reimburse Consultant the for the Initial Expenses when due as aforesaid, then Client shall immediately assign, convey and set over unto Consultant all its ownership interest in the SPE referenced in Section 2.1.1 hereof.

4.2 Equity Portion of the Consideration. Upon the successful completion of any raise, or a combination of raises, of capital resulting from the sale of Securities made through the Regional Center for providing EB‐5 Financing for the Proposed Project in the aggregate amount of SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) (the “Raised Funds”), Client shall promptly assign to Consultant a forty percent (40%) ownership interest in the equity of the Proposed Project remaining after deducting any amount of equity in the Proposed Project that has been assigned to any third party equity provider prior to any successful raise of the EB‐5 Financing, if any, provided however, in the event the entire SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) in EB‐5 Financing is raised then in no event shall Consultant’s equity ownership interest in the Proposed Project be reduced to a percentage that is less than Forty Percent (40%) of the entire equity ownership of the Proposed Project (the “Consultant’s Equity Interest”) . In the event the Raised Funds are obtained by Client in tranches, then upon the successful completion of any such tranche, Client shall promptly assign to Consultant an ownership interest in the equity of Proposed Project in the same proportion (ratio) as the amount of the tranche is to the Raised Funds (the “Consultant’s Pro‐Rata Equity”).

The mathematical computation of Consultant’s Pro‐Rata Equity shall be calculated by multiplying the amount of Consultant’s Equity Interest by a fraction, the numerator of which is the dollar amount of the tranche and the denominator of which is the Raised Funds. The Parties agree that under any circumstance Consultant’s Equity Interest shall not exceed Forty Percent (40%) ownership interest in the equity of the Proposed Project and shall not be less than Forty Percent (40%) ownership interest in the equity of the Proposed Project if and when the Raised Funds are actually delivered to, or made available to, the Owner Entity.

Upon the successful completion of any raise of capital resulting from the sale of Securities made through the Regional Center for funding of the Proposed Project, Client shall promptly assign, set over, and convey to Consultant, or its assignee(s), Consultant’s Equity Interest if the entire amount of the Raised Funds are obtained by Client and if Client obtains any portion of the Raised Funds in tranches, then Client shall promptly assign, set over, and convey to Consultant or its assignee(s) Consultant’s Pro‐Rata Equity.

The Parties expressly acknowledge and agree that upon the assignment of Consultant’s Equity Interest or Consultant’s Pro‐Rata Equity that Consultant shall be entitled to receive a percentage of all Net Income derived from the Proposed Project in the same proportional amounts as its then existing ownership in the equity of the Proposed Project. Further, Consultant will be responsible for a like proportion of all losses of the Proposed Project; provided, however, that under no circumstance shall any member, manager, partner, or investor of, or in, Consultant be required to personally guarantee the payment of any debt of the Proposed Project.

4.3Compensation the Result of Negotiations. The Parties expressly acknowledge and agree that Consultant’s Equity Interest and Consultant’s Pro‐Rata Equity are the results of vigorous negotiations between the Parties and (i) are strictly based upon the quality and extent of the consulting services provided by Consultant to Client, and (ii) a reasonable and an acceptable method of estimating the value of Consultant’s services to be provided under the this Agreement.

5. Representations and Warranties of Client. Client hereby represents and warrants that any information supplied, or to be supplied from time to time, to Consultant pursuant to this Agreement in connection with any services to be performed hereunder by Consultant on behalf of Client shall be true, complete and correct as of the date of such dissemination and shall not fail to state a material fact which will result in such information being misleading. Client represents and warrants that it shall constantly update all information provided to Consultant to ensure that all information possessed by Consultant is true, correct, and current. Client represents and warrants that it fully understands that in order for the foreign EB‐5 investors to be able to count the indirect and induced jobs created by the investment into the Proposed Project, that the geographical location of the Proposed Project is required to be located within a Targeted Employment Area pursuant to the provisions of the EB‐5 Program, and that if the exact geographical location of any of the Proposed Project is determined not to be located within a Targeted Employment Area, that Client and Consultant shall each use commercially reasonable efforts to cause the geographical location of the Proposed Project to be included within a Targeted Employment Area through a process of adjusting the geographical location of the Proposed Project together with other areas to cause the geographical area to meet the definition of a Targeted Employment Area such that when the adjusted geographical area is considered as a whole, the adjusted geographical area will cause the Proposed Project to be located within a Targeted Employment Area. Client hereby acknowledges that the Proposed Project shall create at least ten (10) direct, indirect, and induced jobs for EACH FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) invested in the Proposed Project by each foreign investor as contemplated by the EB‐5 Program. Client hereby acknowledges that the ability of Consultant to adequately provide the Consulting Services and effectuate introductions of foreign immigration brokers, finders, and legal professionals with respect to potential investments in the Proposed Project is dependent upon the prompt dissemination of accurate, correct, and complete information to Consultant. Client further represents and warrants that this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action; that Client has the full right, power and capacity to execute and deliver this Agreement and perform its obligations hereunder; that the execution and delivery of this Agreement and the performance by Client of its obligations pursuant to this Agreement do not constitute a breach of, or a default under, any agreement or instrument to which Client is a party or by which it or any of its assets are bound; and that this Agreement, upon execution and delivery of the same by the Parties, constitutes a legally valid and binding obligation of the Parties enforceable in accordance with its terms. Client further represents and warrants that Client fully understands that Consultant (i) is not a Broker/Dealer, (ii) does not raise capital, and (iii) will not provide any legal services or legal advice to Client.

The representations and warranties set forth herein shall survive any termination of this Agreement.

6. Indemnification.

6.1 By Client. Client hereby agrees to indemnify, defend and hold harmless Consultant, its directors, officers, principals, employees, agents, affiliates, shareholders, members, managers, representatives, consultants, successors and assigns from and against any and all claims, damages, losses, liability, deficiencies, actions, causes of action, suits, proceedings, costs, expenses or legal expenses arising out of or resulting from: (i) any breach of a representation, warranty or covenant contained in this Agreement by Client; (ii) any activities or services performed hereunder by Consultant, unless such Losses were the result of the intentional misconduct or gross negligence of Consultant; and/or (iii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing.

Consultant shall promptly notify Client in writing of any fact or circumstance which may give rise to liability under this Section 6 after such fact or circumstance comes to the attention of Consultant. Client and its legal representatives shall compromise or defend any such matter involving asserted liability through counsel of Client’s own choosing, at Client’s expense; provided, however, that in the event of litigation, Client shall take all actions necessary in order to protect Consultant. In the event Client undertakes to compromise or defend any such liability, Client shall notify Consultant in writing promptly of such intention to do so, and Consultant shall cooperate with Client and its counsel in the compromising of, or the defending against, any such liabilities or claims. Consultant shall have the right to employ counsel at Consultant’s own expense to monitor the defense in any such claim. Should Client fail or refuse to defend any such claim, Consultant shall have the right to compromise said liability, or shall defend same, in which event Client shall be liable for all sums expended by Consultant in compromising and/or defending any such liability. The indemnification provisions hereunder shall survive any termination of this Agreement.

6.2 By Consultant. Consultant hereby agrees to indemnify, defend and hold harmless Client, its directors, officers, principals, employees, agents, affiliates, shareholders, members, managers, representatives, consultants, successors and assigns from and against any and all claims, damages, losses, liability, deficiencies, actions, causes of action, suits, proceedings, costs, expenses or legal expenses arising out of or resulting from: (i) any breach of a representation, warranty or covenant contained in this Agreement by Consultant; (ii) any activities or services performed hereunder by Client, unless such Losses were the result of the intentional misconduct or gross negligence of Client; and/or (iii) any and all costs and expenses (including reasonable attorneys' and paralegals' fees) related to the foregoing.

Client shall promptly notify Consultant in writing of any fact or circumstance which may give rise to liability under this Section 6 after such fact or circumstance comes to the attention of Client. Consultant and its legal representatives shall compromise or defend any such matter involving asserted liability through counsel of Consultant’s own choosing, at Consultant’s expense; provided, however, that, in the event of litigation, Consultant shall take all actions necessary in order to protect Client. In the event Consultant undertakes to compromise or defend any such liability, Consultant shall notify Client in writing promptly of such intention to do so, and Client shall cooperate with Consultant and its counsel in the compromising of, or the defending against, any such liabilities or claims. Client shall have the right to employ counsel at Client’s own expense to monitor the defense in any such claim. Should Consultant fail or refuse to defend any such claim, Client shall have the right to compromise said liability, or shall defend same, in which event Consultant shall be liable for all sums expended by Client in compromising and/or defending any such liability. The indemnification provisions hereunder shall survive any termination of this Agreement.

7. EB‐5 Investor Return on Investment.

7.1 The Parties understand and acknowledge that until such time as the entire amount of the loaned funds provided by the EB‐5 Lender Entity to the Owner Entities has been repaid to the EB‐5 Lender Entity, that the EB‐5 Lender Entity may require, depending on the terms and conditions of the loan documents to be executed at the closing of the loan, that the Owner Entity pay a preferred return of up to six percent (6%) per annum on the unpaid portion of such loaned funds; and

7.2 The Parties understand and acknowledge that in order to secure the timely return of all EB‐5 Financing loaned by the EB‐5 Lender Entity to the Owner Entity that the EB‐5 Lender Entity may require the Owner Entity to grant to the EB‐5 Lender Entity a security interest in and to, and may be required to pledge, assign and grant to the EB‐5 Lender Entity, subject only to any secured senior debt financing, its then owned and thereafter acquired, right, title, interest, and share in the land, plant, and equipment of the Proposed Project (the “Assets”) as a security title to, and a continuing security interest in, the Assets. In such an eventuality the security interest may be granted to the EB‐5 Lender Entity by appropriate recorded security instruments evidencing such lien hold security interest in the Assets, which may not be released or be deemed satisfied until the entire amount of the EB‐5 Financing has been returned to the EB‐5 investors.

8.  Distribution of Net Income. Client shall cause the Net Income of the Proposed Project to be distributed as follows:

First, until the first $3,000,000.00 of the EB‐5 Financing is returned to the EB‐5 investors, 80% of the cash will be returned to the EB‐5 investors and 20% to owners of the Owner Entity.

Second, after the first $3,000,000.00 of the EB‐5 Financing is returned to the EB‐5 investors and until the entire amount of the EB‐5 Financing has been returned to the EB‐5 investors, 70% of the cash will be returned to the EB‐5 investors and 30% to owners of the Owner Entity.

Third, after the entire amount of the EB‐5 Financing has been returned to the EB‐5 investors, 100% of the cash will be returned to owners of the Owner Entity.

9. Owner Entity and Governance.

9.1 The Parties agree to jointly organize an appropriate special purpose entity that will own and operate the businesses of the Proposed Project (the “Owner Entity”). Client shall contribute as its initial capital contribution to the Owner Entity the following: (i) a cash payment of FIVE HUNDRED AND NO/100 DOLLARS ($500.00); (ii) the mining plant, furnishing and equipment of the Proposed Project; and (iii) Client’s Specialized Expertise. Consultant shall contribute as its initial capital contribution to the Owner Entity the following: (i) the cash payment of FIVE HUNDRED AND NO/100 DOLLARS ($500.00) in cash; (ii) the Consulting Services; and (iii) Consultant’s Specialized Expertise. The initial ownership/membership interest in the Owner Entity will be held ninety five percent (95%) by Client and five percent (5%) by Consultant. Client will assign, set over, and convey additional ownership/membership interest in the Owner Entity to Consultant in accordance with Section 4 of this Agreement.

The organizational documents of the Owner Entity shall provide that governance of the Owner Entity shall be through a board of directors or like body (the “Governing Body”). The appointment of the members of the Governing Body shall be allocated between Client and Consultant on a pro rata basis of their ownership/membership interest in the Owner Entity, provided however, that from the date on which the Owner Entity is organized and at all times subsequent thereto, at least one (1) member of the Governing Body shall be appointed by Consultant. The by‐laws or operating agreement of the Owner Entity shall provide, inter alia, that the number of members of the Governing Body shall be adjusted from time to time so as to reflect Client’s and Consultant’s respective ownership/membership interest in the Owner Entity. Additionally, the by‐laws or operating agreement of the Owner Entity shall provide that if the initial capital contributions made by the owner/members of the Owner Entity shall not be sufficient to operate the Owner Entity, then any such required or desired capital shall be satisfied by the Owner Entity borrowing such capital. The initial by‐laws or operating agreement of the Owner Entity and any amendment thereto shall be approved by written agreement of the Parties prior to becoming effective.

9.2 The Parties hereby acknowledge and agree that in the event the Owner Entity fails to achieve the “Milestones” set forth in Exhibit B hereof that the Owner Entity shall be entitled to seek and obtain financing through sources other than EB‐5 Financing to make up any deficiency in the amount of the EB‐5 Financing.

9.3 The Parties hereby expressly acknowledge and agree that all compensation to be paid to the officers, directors, and key employees of the Owner Entity shall be subject to the prior written approval of the Parties.

10. Third Party Construction Contractors and Owner Entity Payroll Records: With respect to the payroll records and related tax filings of the Owner Entity and any third‐party construction contractors, Client expressly acknowledges and agrees as follows:

10.1 that (i) the EB‐5 Program is essentially a jobs producing program resulting from foreign nationals investing capital in U.S. enterprises in exchange for, inter alia, permanent investor visas in the United States; (ii) the regulations promulgated by USCIS require each investor to prove that the investment created or can be expected to create within a reasonable period of time ten (10) full‐time direct, indirect and/or induced jobs (the “Requisite Jobs”); (iii) with respect to the creation of direct jobs, documentation as evidence that such jobs were created within a reasonable period of time includes payroll records, Forms W‐2, Forms 941 Employer’s Quarterly Federal Tax Return, Forms I‐9, and other relevant tax documents for all employees; and (iv) the proof of creating indirect and induced jobs may be based on reasonable econometric methodologies approved by USCIS, prospective contract engagements, detailed business plans, and other appropriate documentation concerning business activities as they relate to job creation;

10.2 that under the regulations promulgated by USCIS relating to whether construction jobs can be counted as direct jobs created by the investment will depend on whether the construction jobs last for a minimum period of two (2) years. Client agrees that in making proof to USCIS that the direct construction jobs were actually created by the investment in the Proposed Project that Client shall require all third‐party construction contractors and their subcontractors to provide to the Regional Center all payroll records, Forms W‐2, Forms 941 Employer’s Quarterly Federal Tax Return, Forms I‐9, and other relevant tax documents for all employees who perform work in the construction of the Proposed Project; and

10.3 that in making proof to USCIS that all direct jobs at the facility of the Proposed Project were actually created or will be created within a reasonable period of time by the investment in the Proposed Project, Client shall provide to the Regional Center all payroll records, Forms W‐2, Forms 941 Employer’s Quarterly Federal Tax Return, Forms I‐9, and other relevant tax documents for all employees who perform work at the plant facility of the Proposed Project.

11. Amendment. No modification, waiver, amendment, discharge, or change of this Agreement shall be valid unless the same is evidenced by a written instrument executed by the Parties hereto or their successors and assigns.

12. Notices. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or courier or mailed by United States certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand or courier delivery or on the date of deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving at least five (5) days' prior written notice thereof to the other Parties hereto, a party hereto may from time to time and at any time change her, his, or its mailing address hereunder.

Client: Consultant:	PO Box 162 Skippack, PA 19474 USA FAX: 215‐661‐8959 Email: p@northbayresources.com 229 East 20th Avenue, Suite 9 Gulf Shores, AL 36542 USA Fax #: 251‐948‐4705 Email: kirklandpaul@gmail.com

13. Entire Agreement. This Agreement is the final expression of all of the understandings and agreements between the Parties hereto. All prior agreements between the Parties hereto, whether written or oral, are merged herein and there is no unwritten oral agreement in existence between the Parties hereto, their directors, officers, principals, employees, agents, affiliates, shareholders, members, managers, and/or representatives. This Agreement may not be contradicted by evidence of any prior oral agreement between the Parties.

14. Severability. The invalidity, illegality, or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality, or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

15. Enforcement. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without application of the principles of conflict of laws. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, and such legal action results in a final judgment in favor of such party (the "Prevailing Party"), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect and incidental expenses incurred, including, but not limited to, all costs of investigations and all attorney's fees at all trial and appellate levels, court costs at all trial and appellate levels and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party's rights hereunder. Any suit, action, or proceeding with respect to this Agreement shall be brought in the state or federal courts located in Delaware. The Parties hereto do hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action, or proceeding. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that any Party may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Delaware and hereby further irrevocably waive any claim that any suit, action, or proceeding brought in Delaware has been brought in an inconvenient forum.

16. Binding Nature; No Third Party Beneficiary. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective representatives, successors and assigns, and is made solely and specifically for their benefit. No other person shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third‐party beneficiary or otherwise.

17. Time of Essence. Time is of the essence with respect to this Agreement and all obligations hereunder.

18. Waiver. Client or Consultant may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No express or implied consent to or waiver of any breach or default by a party in the performance by such party of its obligation under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such party of the same or any other obligations of such party under this Agreement. Failure on the part of a party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such failing party of the rights of such failing party under this Agreement, except as otherwise specified in this Agreement.

19. Construction. Neither this Agreement nor any uncertainty or ambiguity in this Agreement shall be construed or resolved using any presumption against any party to this Agreement, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by the Parties and their respective legal counsel, or each party has had the opportunity to have its legal counsel review this Agreement and, in the case of any ambiguity or uncertainty, this Agreement shall be construed according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties to this Agreement. The Parties acknowledge that they have had the opportunity to participate equally in the drafting of this Agreement and that in the event of a dispute, no party shall be treated, for any purpose, as the author of this Agreement nor have any ambiguity resolved against the author on account of this Agreement.

20. Definitions.

20.1 As used throughout this Agreement:

"Business Day" means any day other than Saturday, Sunday or federal holiday.

"EB‐5 Financing" means any funds obtained from foreign nationals under the EB‐5 Program and loaned to the Owner Entity for the development of the Proposed Project. EB‐5 Financing may be used to facilitate the obtainment of senior debt financing for the Proposed Project and may be subordinated to senior debt financing by written agreement between the Owner Entity and the EB‐5 Lender Entity. All such EB‐5 Financing is required to be repaid to the EB‐5 Lender Entity within ninety (90) days after the fifth (5th) anniversary of the date on which the funding of the EB‐5 Financing occurred.

“EB‐5 Lender Entity” means the limited partnership that issues the Securities in order to provide EB‐5 Financing for the Proposed Project and the legal entity into which each of the foreign EB‐5 Investors will deposit their respective EB‐5 investments of $500,000.00 in exchange for a unit interest as a limited partner in the limited partnership. Such limited partnership entity will serve as the legal vehicle through which the limited partners will loan EB‐5 funds to the Proposed Project.

“Net Income” means the amount of money remaining after all costs, depreciation, interest, and taxes have been deducted from total sales of the products for each fiscal year of the Owner Entity of the Proposed Project.

“Targeted Employment Area” means a (i) rural area not within any standard metropolitan statistical area or within any city or town having a population of 20,000 or more; or (ii) a high unemployment area that has experienced an average unemployment rate of 150 percent of the national average unemployment rate.

20.2 The following table indicates the location in this Agreement of the other terms defined herein:

Defined Term	Location

Agreement
Effective Date
Consultant
Client
Parties
Consultant’s Specialized Expertise
USCIS
EB‐5 Program
U.S.
Client’s Specialized Expertise
Proposed Project
Securities
Regulation S
Securities Act
Regional Center
Consulting Services
Memoranda
Memorandum
Initial Marketing Budget
Initial Expenses
Debenture
Raised Funds
Consultant’s Equity Interest
Consultant’s Pro Rata Equity
Losses
Assets
Owner Entity
Governing Body
Milestones
Requisite Jobs
Prevailing Party

21. Counterparts and Facsimiles. This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

22. Acknowledgement by Parties. Each Party hereof acknowledges and agrees that it has read this Agreement in its entirety and that it understands and agrees to be bound by the terms and conditions as set forth in this Agreement. The Parties expressly waive the right to protest the reasonableness of and guarantees the performance of the respective obligations, warranties, and covenants contained in this Agreement, whether corporate or individual. The Parties represent and warrant one to the other that the individuals executing this Agreement are executing the same voluntarily for and as the act of the respective party for which he or she is executing this Agreement and that he or she has full authority to execute this Agreement and obligate the respective party for which he or she is executing this Agreement to be bound by the terms and conditions as set forth in this Agreement.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Consulting Agreement to be duly executed to be effective as of the day and year first above written.

CONSULTANT:

ACG CONSULTING, LLC,
A Delaware Limited Liability Corporation

By: ______________________
Paul Kirkland
Its: Manager

Date Signed: 7-28-2010

CLIENT:

NORTH BAY RESOURCES, INC.
a Delaware Corporation

By: ______________________
Perry Leopold
Its: President, CEO, and Chairman

Date Signed: 7/28/10

[Acknowledgements on Following Page]

Page 16 of 19

{TY108948-2}

STATE OF ALABAMA:

COUNTY OF BALDWIN:

I, the undersigned authority, a Notary Public in and for said State and County, hereby certify that **Paul Kirkland,** whose name as Manager of **ACG CONSULTING, LLC,** a Delaware Limited Liability Company, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said **ACG CONSULTING, LLC,** a Delaware Limited Liability Company.

Given under my hand and seal this 28 day of July, 2010

[Notary Seal or Stamp]

Marian L. Fisher

Notary Public

My Commission Expires: 12/05/2013

STATE OF Pennsylvania:

COUNTY OF Montgomery:

I, the undersigned authority, a Notary Public in and for said State and County, hereby certify that **Perry Leopold,** whose name as **President, CEO, and Chairman** of **NORTH BAY RESOURCES, INC.,** a Delaware Corporation, is signed to the foregoing instrument and who is known to me or was made know to me, acknowledged before me on this day that, being informed of the contents of the instrument, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said **NORTH BAY RESOURCES, INC.,** a Delaware Corporation.

Given under my hand and seal this 27 day of July, 2010

[Notary Seal or Stamp]

NOTARIAL SEAL
ADAM M POSSOFF
Notary Public
UPPER GWYNEDD TWP, MONTGOMERY COUNTY
My Commission Expires Apr 7, 2011

Notary Public

My Commission Expires: 4/7/11

Page 17 of 19

(TY108948-2)

EXHIBIT A

[To the foregoing Consulting Agreement by and between ACG CONSULTING, LLC, and NORTH BAY RESOURCES, INC.]

Initial Marketing Budget

Source of Funds:	Amount

NORTH BAY RESOURCES, INC.	$110,000.00

Expense Items:

Preparation of EB‐5 Compliant PPM	$15,000.00 (each)
Brochures of Project (2 Languages)	$5,000.00
EB‐5 Econometric Modeling	$15,000.00
EB‐5 Compliant Business Plan	$1,500.00
Foreign Offering Events (2)	$35,000.00 (each)
Passcode protected Website for EB‐5	$3,500.00

EXHIBIT B

[To the foregoing Consulting Agreement by and between ACG CONSULTING, LLC, and NORTH BAY RESOURCES, INC.]

Milestone

$3,000,000 within two (2) years from the date of the Initial Memorandum